EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between United Development Funding IV (“UDF IV”) and Stacey Dwyer (“Dwyer”). This Agreement is intended to set out the terms and conditions of Dwyer’s employment relationship with UDF IV and to state both the obligations and rights of the parties in regard to each other. The parties agree to each of the following:

1. Employment/Duties. UDF IV will employ Dwyer in the position of Chief Operating Officer. Dwyer will perform those duties that are typically performed by the Chief Operating Officer of a public company. Dwyer will report to the Chief Executive Officer of UDF IV, Hollis Greenlaw (“Greenlaw”). Dwyer also will perform those duties assigned to her by Greenlaw or his designee.

2. Employment Period. Dwyer’s employment with UDF IV pursuant to this Agreement shall be for a one-year period beginning on February 17, 2014 (the “Effective Date”), and shall automatically renew on each anniversary of the Effective Date for consecutive one-year periods until it is terminated under Section 7 of this Agreement (the “Employment Period”). The parties agree that the obligations created in Sections 6, 8, 10, and 11 of this Agreement will survive the termination of Dwyer’s employment with UDF IV.

3. Dwyer’s Responsibilities. Dwyer agrees that during the Employment Period she will devote her full business time during standard business hours and her best efforts and abilities to the performance of her duties for UDF IV. Dwyer will at all times comply with all of UDF IV’s policies and procedures as well as all applicable state and federal laws and regulations. Dwyer will act in UDF IV’s best interest at all times. Dwyer will perform her duties for UDF IV using the highest professional standards of ethics and integrity. Dwyer also will use her best efforts and skills to preserve the business of UDF IV and the goodwill of its employees and persons having business relations with UDF IV.

4. No Limitations. Dwyer represents that she is under no contractual, judicial or other restraint that limits her right or legal ability to enter into this Agreement and to carry out her duties and responsibilities to UDF IV.

5. Compensation/Benefits.

(a) Base Salary. UDF IV will pay to Dwyer a Base Salary of $400,000.00 per year. The Base Salary will be paid in equal installments on UDF IV’s regularly-scheduled paydays and will be subject to legally-required deductions. On each anniversary of Dwyer’s employment under this Agreement, UDF IV will review Dwyer’s Base Salary and make any increases it thinks are appropriate.

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(b) Bonus. UDF IV will pay an annual minimum guaranteed Bonus to Dwyer of $350,000.00. The total amount of the Bonus earned, in addition to the minimum guaranteed Bonus of $350,000, will be based on a combination of UDF IV and her individual performance as determined in the discretion of the Board of Trustees of UDF IV or its delegate. The Bonus for a preceding calendar year will be paid to Dwyer on or before June 30th of the year following the year that the Bonus was earned. Subject to applicable securities law, Dwyer will have the discretion to receive the Bonus in cash or in UDF IV’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), or any combination thereof.

(c) Initial Equity Award. Upon commencement of her employment, UDF IV will provide Dwyer with 82,410 Common Shares which will vest annually over four years after the Effective Date, subject to Dwyer’s continued employment with UDF IV through such date. Specifically 20,602.5 Common Shares will be eligible to vest on each anniversary of the Effective Date. To the extent required by UDF IV, the grant shall be reflected in an agreement specifically evidencing such grant, which shall control in the event of a conflict with this Section 5(c).

(d) Annual Equity Grant. Upon or promptly following each anniversary of the Effective Date, Dwyer will be eligible to receive an “Annual Equity Grant” of 12,500 Common Shares. Each Annual Equity Grant will vest five years after the applicable grant date, subject to Dwyer’s continued employment with UDF IV through such date, and will otherwise be subject to the terms and conditions of UDF IV’s equity incentive plan (if any) as then in effect. Notwithstanding the foregoing, if the closing price per share of the Common Shares is less than $18.00 as of any anniversary of the Effective Date, the Annual Equity Grant with respect thereto shall not be made, and shall instead be deferred to the next anniversary of the Effective Date on which the closing price per share of the Common Shares is at least $18.00.

(e) Supplemental Retirement Program. Dwyer will be eligible to participate in a to-be-created nonqualified Supplemental Employee Retirement Program or an equivalent program. On each anniversary of Dwyer’s employment under this Agreement, UDF IV will fund her account in an amount equal to 10% of her Base Salary and her account will accrue interest at a compounded rate of 10% per annum.

(f) Employee Benefits. Dwyer will be eligible for the same employee benefits that UDF IV provides to its other senior executives. Such benefits may include, but are not limited to, health insurance, life insurance, and participation in UDF IV’s 401k Retirement Plan, provided she meets the specific eligibility requirements for each benefit. UDF IV will provide copies of its employee benefit plans and summaries to Dwyer.

6. Confidentiality/Confidential Information/Nondisparagement.

(a) Dwyer will not disclose the terms of this Agreement except as necessary to her financial advisor and/or attorney or as required by law.

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(b) During her employment under this Agreement, UDF IV and its current and future affiliated and related entities (the “UDF Group”) will provide confidential and proprietary information to Dwyer regarding their analyses, methodologies, computer programs, operations, products, services, strategies, processes, ideas, plans, forecasts, and lists as well as other non-public information regarding their business, investors, clients, affiliates, and employees (“Confidential Information”). Dwyer understands and agrees that the Confidential Information is the sole and exclusive property of the UDF Group. Dwyer also understands and agrees that during and after the Employment Period she will not directly or indirectly use or disclose any Confidential Information for any reason other than to perform her duties for UDF IV. The parties agree that the restrictions in this paragraph do not cover information in the public domain, provided that Dwyer is not directly or indirectly responsible for such information entering the public domain without the UDF Group’s consent.

(c) Dwyer agrees that upon the termination of her employment under this Agreement for any reason, she will immediately return to UDF IV all Confidential Information in her possession or under her control and she will not keep a copy of any Confidential Information.

(d) Dwyer agrees that, during her employment with UDF IV and thereafter, she will not disparage UDF IV, or its past and present investors, officers, trustees or employees or its affiliates. In addition, UDF IV agrees that, during Dwyer’s employment and thereafter, UDF IV will use reasonable efforts to cause its senior executive officers not disparage Dwyer. Notwithstanding the foregoing, nothing in this Section 6(d) shall prevent any person from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, or any other agreement to which Dwyer and UDF IV are parties, including, but not limited to, the enforcement thereof, or (ii) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

7.	Termination of Employment.

(a) Death or Disability. The Employment Period shall automatically terminate upon the death of Dwyer or upon her having a disability to the extent that she cannot perform the essential functions of her position as determined in good faith by a physician reasonably acceptable to UDF IV. Dwyer agrees to submit to a reasonable number of examinations by a physician reasonably acceptable to UDF IV, and Dwyer hereby authorizes the disclosure and release to UDF IV of the results of such examinations. If Dwyer’s employment with UDF IV under this Agreement terminates because of her death or a disability, UDF IV will pay to Dwyer or her estate the full amount of her compensation due through the date of the termination of her employment. The compensation due will not include any unpaid Bonus or Annual Equity Grant.

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(b) Without Cause. Either party may terminate Dwyer’s employment under this Agreement without cause by giving the other party at least 60 days written notice of the intent to terminate. Upon giving such notice the parties shall meet and in good faith confer regarding Dwyer’s work responsibilities during the notice period. During the notice period following either party’s notice of intent to terminate the employment relationship, Dwyer agrees to use her best efforts to continue her work for UDF IV and UDF IV agrees to continue compensating Dwyer until her termination date with her same compensation and benefits as before the notice was given. If Dwyer terminates this Agreement without cause, then she will forfeit any unpaid Bonus and any unvested Annual Equity Grant. If UDF IV terminates this Agreement without cause, it will pay to her a pro rata amount of Bonus through the date of her termination but no partial Annual Equity Grant will be made to her. Such pro rata bonus shall be paid to Dwyer at the time referred to in Section 5(b), and such payment is subject to Dwyer’s execution (and nonrevocation) of a release of claims acceptable to UDF IV within 21 days following her date of termination.

(c) For Cause. UDF IV may terminate Dwyer’s employment immediately upon the delivery of a written notice to Dwyer that her employment is being terminated “for cause” as defined in Section 7(d). If Dwyer’s employment with UDF IV is terminated “for cause,” UDF IV shall pay to Dwyer only that compensation which is due to her through the date of her termination. The compensation due will not include any unpaid Bonus or Annual Equity Grant.

(d) Definition of “For Cause.” For purposes of this Agreement, “for cause” shall mean: (a) Dwyer’s material and persistent failure to perform her duties in accordance with this Agreement, unless such failure is due to Dwyer’s disability; (b) Dwyer’s material violation of this Agreement or any material representation made by her; (c) the appropriation (or willful attempted appropriation) by Dwyer of a material business opportunity of the UDF Group that is not waived in writing by the UDF Group; (d) the theft or embezzlement by Dwyer of any material real or personal property, tangible or intangible, of the UDF Group or its investors; (e) an act of fraud by Dwyer upon, or bad faith or willful misconduct toward the UDF Group or its investors; (f) conduct by Dwyer constituting gross negligence that is materially injurious to the UDF Group or any of their investors; or (g) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest by Dwyer with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

8. Restrictive Covenants. In consideration for the commitments made by UDF IV to disclose its Confidential Information to Dwyer, Dwyer agrees to the restrictions set out in this Section 8. Dwyer recognizes and agrees that these restrictions are necessary to protect UDF IV’s good will, Confidential Information, and other business interests.

(a) Non-Competition. The parties agree that Dwyer’s job duties under this Agreement will be performed on a nation-wide basis and therefore a nation-wide post-employment non-competition restriction is appropriate and necessary to protect UDF IV’s Confidential Information from being disclosed to or used by its competitors. Therefore, Dwyer agrees that during her employment with UDF IV and for a one-year period following the termination of her employment with UDF IV, she will not, without the prior written consent of UDF IV, directly or indirectly, within the United States, perform any of the services that she performs for UDF IV under this Agreement on behalf of any person or entity engaged in a business that is similar to the business performed by the UDF Group and/or that is in competition with the UDF Group.

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(b) Non-Solicit. Dwyer agrees that during her employment with UDF IV and for the one-year period following the termination of her employment with UDF IV, she will not, directly or indirectly, on her own behalf or on behalf of any other person or entity, solicit, induce, encourage, or attempt to solicit, induce, or encourage any investor or vendor of the UDF Group that she has had personal contact with to discontinue or in any way change their business relationship with the UDF Group.

(c) Non-Hire. Dwyer agrees that during her employment with UDF IV and for a one-year period following the termination of her employment with UDF IV, she will not, without the prior written consent of UDF IV, directly or indirectly, on her own behalf or on behalf of any other person or business entity, (i) hire any person employed by the UDF Group during the term of this Agreement, (ii) attempt to influence any person employed by the UDF Group at the time of her termination to leave his or her employment or (iii) use or disclose to any person or business entity any personal information regarding any of the UDF Group’s employees.

(d) Non-Access. Dwyer agrees that following the termination of her employment with UDF IV, she will not access any computer system used by the UDF Groups, download files or any information from any computer system used by the UDF Group, or in any way interfere, disrupt, modify or change any computer program used by the UDF Group or any data stored on the UDF Group’s computer systems.

(e) Scope and Duration of Restrictions. Dwyer expressly agrees that the character, duration and geographical scope of the restrictions imposed under Sections 8(a) through 8(c) are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants contained herein is unreasonable in light of the circumstances as they then exist, then it is the intention of both Dwyer and UDF IV that such covenant shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Dwyer which are reasonable in light of the circumstances as they then exist and necessary to assure UDF IV of the intended benefit of such covenant.

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(f) Specific Performance. Dwyer recognizes and agrees that a violation by her of her obligations under Sections 8(a) through 8(c) would cause irreparable harm to UDF IV that would be difficult to quantify and that money damages may be inadequate. As such, Dwyer agrees that UDF IV shall have the right to seek injunctive relief (in addition to, and not in lieu of any other right or remedy that may be available to it) to prevent or restrain any such alleged violation without the necessity of posting a bond or other security and without the necessity of proving actual damages. If a court of competent jurisdiction determines that Dwyer has violated the obligations of any such covenant for a particular duration, then Dwyer agrees that such covenant will be extended by that duration.

9. Assignment. UDF IV may assign this Agreement, in whole or in part, to any person or entity that succeeds to ownership of all or substantially all of the assets of UDF IV if such assignee assumes UDF IV’s obligations under this Agreement. Dwyer may not assign this Agreement or any of her rights hereunder without the prior written consent of UDF IV.

10. Choice of Law/Venue/Litigation. This Agreement and all matters or issues collateral thereto shall be governed by and construed in accordance with the laws of the State of Texas. The parties agree that the venue for any litigation involving Section 6 or 8 of this Agreement will be in Dallas County, Texas and the parties consent to the courts of Dallas County having personal jurisdiction over them. The prevailing party in any litigation relating to the terms of this Agreement shall, in addition to any other damages or orders it/she has obtained in the litigation, have the non-prevailing party pay the cost of the prevailing party’s reasonable attorney’s fees and court costs incurred in the litigation.

11. Arbitration. Any controversy, dispute or claim, except as provided in Section 10 or to enforce the award of the arbitrator, arising out of or relating to this Agreement or the terms and conditions of Dwyer’s employment by UDF IV, or to the termination of this Agreement, including, but not limited to, claims of breach of contract, claims of employment discrimination under any federal, state or local law, rule or regulation, claims of wrongful termination of employment, constructive discharge, personal injury (other than a workers compensation claim), termination in violation of public policy, negligent hiring or supervision, defamation or intentional infliction of emotional distress, shall be settled by final and binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party has the right to pursue the same causes of action and obtain the same damages in arbitration that the party could pursue in any court.

A party wishing to pursue a claim under this Section must give the other party a written Notice of Claim within the applicable limitations period for pursing such a claim in the state or federal court in Texas. The party receiving a Notice of Claim will within 30 days serve the other party with a written response to the Notice of Claim. If the party initiating the claim is not satisfied with the response, the party initiating the claim will notify the other party in writing that the claim will be resolved by arbitration. The arbitration hearing will be held at a mutually agreeable site in Dallas, Texas. Prior to the hearing the parties will participate in a non-binding mediation.

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12. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void. The parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

13. Waiver. The delay or failure of either party to assert or exercise any right, remedy or privilege hereunder, with actual or constructive notice or knowledge of the breach of any representation, warranty or provision in this Agreement, shall not constitute a waiver of any such right, remedy, privilege or breach provided such action is within a reasonable period of time.

14. Entire Agreement. This Agreement constitutes the parties’ entire agreement with respect to the subject matter hereof and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered, or modified except by a writing signed by both parties.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement.

16. Notice. Any notices required to be given under this Agreement shall be in writing and shall be delivered either in person, via email to the other party’s business email address, or via certified mail addressed to the following:

If to UDF IV:

1301 Municipal Way

Grapevine, TX 76051

Attention: Hollis Greenlaw

If to Dwyer:

3303 Park View Ct.

Colleyville, TX 76034

17. Acknowledgment. By signing below, the parties certify and represent that they have carefully read and considered the foregoing Agreement and they fully understand all provisions of this Agreement. The parties also certify and represent that they understand the consequences of signing this Agreement and they are signing this Agreement voluntarily.

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UNITED DEVELOPMENT FUNDING IV

By:
Stacey Dwyer	Hollis M. Greenlaw, Chief Executive Officer

February 21, 2014	February 21, 2014
Date signed	Date signed

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